EXHIBIT 99.1

Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

Aaron’s, Inc. Reports Fourth Quarter Revenue and Earnings

•	Revenues of $1.0 Billion; Non-GAAP Revenues Up 8.4%

•	Diluted EPS ($1.60); Non-GAAP Diluted EPS $1.15, Up 12.7%

•	Progressive Reports Record Revenues; Invoice Growth Accelerates to 34.4%

•	Aaron's Business Same Store Revenues up 0.4%

•	Progressive Reaches Agreement In Principle with FTC Staff, Records $179 million charge

ATLANTA, February 20, 2020 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended December 31, 2019.
"Aaron's finished the year on a positive note with record annual revenues, adjusted EBITDA and non-GAAP EPS. Progressive's invoice growth accelerated significantly in the fourth quarter, up 34.4% compared to the prior year. In addition, collections performance at the Aaron's Business improved significantly during the quarter, contributing to positive same-store revenues and strong adjusted EBITDA," said John Robinson, Chief Executive Officer.
"Finally, I’m pleased to report that Progressive has reached an agreement in principle with the staff of the FTC regarding the Civil Investigative Demand Progressive received in July 2018.  Under the proposed agreement, which requires final approval by FTC Commissioners and the U.S. District Court for the Northern District of Georgia, Progressive will make a payment of $175 million and enhance certain compliance-related activities, including monitoring, disclosure and reporting requirements.  We have agreed to settle this matter to avoid the distraction and uncertainty caused by protracted litigation and allow Progressive to remain focused on providing competitive, flexible and affordable purchase options to credit-challenged consumers,” Mr. Robinson concluded.

Consolidated Results
For the fourth quarter of 2019, consolidated revenues were $1.0 billion compared with $993.2 million for the fourth quarter of 2018. Calculated on a basis consistent with the 2019 adoption of ASC 842 related to lease accounting, revenues increased $77.5 million, or 8.4%, compared to the prior year period. The increase in consolidated revenues was primarily due to increases in revenues at Progressive and the revenue contribution from franchised locations acquired by the Aaron's Business in 2018, partially offset by the closure of Aaron's stores during 2019.
The Company reported a net loss for the fourth quarter of 2019 of $107.1 million compared to net earnings of $61.7 million in the prior year period. The net loss in the fourth quarter of 2019 included $179 million of charges related to the Progressive FTC settlement and $2.5 million in pre-tax restructuring charges. Adjusted EBITDA for the Company was $125.2 million for the fourth quarter of 2019, compared with $112.7 million for the same period in 2018, an increase of $12.5 million, or 11.1%. As a percentage of revenues, adjusted EBITDA was 12.5% in the fourth quarter of 2019 compared with 12.2% for the same period in 2018 when calculated on a basis consistent with the 2019 adoption of ASC 842. Adjusted EBITDA in the fourth quarter of 2019 includes $5.6 million of gains in the Aaron's Business related to real estate sales.
Diluted losses per share for the fourth quarter of 2019 were $1.60 compared with diluted earnings per share of $0.89 in the year ago period. On a non-GAAP basis, diluted earnings per share were $1.15 in the fourth quarter of 2019 compared with $1.02 for the same quarter in 2018, an increase of $0.13 or 12.7%.
The Company generated $317.2 million in cash from operations during the twelve months ended December 31, 2019 and ended the fourth quarter with $57.8 million in cash, compared with a cash balance of $15.3 million at the end of 2018. During the fourth quarter, the Company repurchased 513,900 shares of its common stock for $29.8 million at an average purchase price of $58.05 per share.

Progressive Leasing Segment Results
Progressive Leasing reported record revenues in the fourth quarter of 2019 of $559.5 million compared to reported revenues of $524.4 million in the fourth quarter of 2018. Calculated on a basis consistent with the 2019 adoption of ASC 842, revenues increased $102.2 million or 22.3%. Fourth quarter invoice volume increased 34.4% compared to the prior year quarter, driven by a 23.3% increase in invoice volume per active door and a 9.0% increase in active doors to approximately 22,000. The increase in active door count was primarily due to the addition of new national retail partner locations in the fourth quarter, partially offset by a reduction in locations in our mattress and mobile phone verticals in previous quarters. Progressive Leasing had 1,072,000 customers at December 31, 2019, a 22.4% increase from December 31, 2018.
Losses before income taxes for the fourth quarter of 2019 were $111.6 million, as a result of a $179 million pre-tax charge related to the tentative settlement of the FTC matter. Adjusted EBITDA for the fourth quarter of 2019 was $77.1 million compared with EBITDA of $65.5 million for the same period of 2018, an increase of 17.6%. This increase was due primarily to strong revenue growth, partially offset by slightly higher than expected onboarding costs for national retailers and a year over year increase in write-offs.
As a percentage of revenues, adjusted EBITDA was 13.8% for the fourth quarter of 2019, a decrease of 50 basis points compared to the fourth quarter of 2018, calculated on a basis consistent with the 2019 adoption of ASC 842.
The provision for lease merchandise write-offs was 6.6% of revenues in the fourth quarter of 2019 compared with 5.8% in the same period of 2018, calculated on a basis consistent with the 2019 adoption of ASC 842, and well within our annual target range of 6% to 8% of revenues. The increase in write-offs was a result of accelerating invoice growth in the quarter which drove an increase in the impairment reserve on leased assets.

The Aaron’s Business Segment Results
For the fourth quarter of 2019, total revenues for the Aaron’s Business decreased 5.4% to $435.0 million from $459.7 million in the fourth quarter of 2018. The decrease was primarily due to the net reduction of 145 stores during 2019, the expected attrition of revenue from prior year store mergers and lower collections, partially offset by the positive contributions from 152 franchised locations acquired throughout 2018. Same-store revenues were up 0.4% in the fourth quarter of 2019, an improvement of 95 basis points from the fourth quarter of 2018. Contributing to the fourth quarter increase in same store revenues was the favorable impact of improved sequential collections as well at the continuing increase in e-commerce recurring revenues written, which was up 35.3% in the fourth quarter. For the full year, same store revenues were flat, an improvement of 143 basis points from 2018. Customer count on a same-store basis was down 4.8% during the fourth quarter of 2019 compared to the same period in 2018. Company-operated Aaron’s stores had 946,000 customers at December 31, 2019, an 8.9% decrease from December 31, 2018.
Lease revenue and fees for the three months ended December 31, 2019 decreased 1.2% compared with the same period in 2018. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 30.8% for the fourth quarter of 2019 compared with the same period of the prior year. The decline is attributable primarily to the franchisee acquisitions completed in 2018.
Earnings before income taxes for the fourth quarter of 2019 were $28.1 million, and adjusted EBITDA was $49.3 million, an increase of $1.7 million or 3.6% compared to the same period in 2018. The increase in adjusted EBITDA was due primarily to a recovery in collections performance, expense management, and gains from real estate sales.
The provision for lease merchandise write-offs was 7.3% of revenues in the fourth quarter of 2019, compared with 5.1% for the same period last year. Contributing to the increase in write-offs was the reduction in collection performance in the third quarter that resulted from the implementation of our new sales program, store closure activity during the first half of 2019, and an increasing mix of e-commerce as a percent of revenue.
At December 31, 2019, the Aaron’s Business had 1,167 Company-operated stores and 335 franchised stores.

Significant Components of Revenue and Franchise Performance
Consolidated lease revenues and fees for the three months ended December 31, 2019 increased 11.6% over the same period of the prior year, calculated on a basis consistent with the 2019 adoption of ASC 842. Franchise royalties and fees decreased 22.1% in the fourth quarter of 2019 compared with the same period a year ago, primarily as a result of the lower number of franchised stores. Franchise revenues totaled $101.2 million for the three months ended December 31, 2019, a decrease of 13.5% from the same period for the prior year. For franchised stores, same-store revenues decreased 1.2% and same-store customer counts declined 4.9% for the fourth quarter of 2019 compared with the same quarter in 2018. Franchised stores had 239,000 customers at the end of the fourth quarter of 2019. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company.
2020 Outlook

	2020 Outlook
(In thousands, except per share amounts)	Low	High
Aaron's Inc. - Total Revenues	$4,150,000	$4,300,000
Aaron's Inc. - EBITDA	430,000	458,000
Aaron's Inc. - Diluted EPS	3.50	3.70
Aaron's Inc. - Diluted Non-GAAP EPS	3.80	4.00
Aaron's Inc. - Capital Expenditures	90,000	100,000

Progressive - Total Revenues	2,540,000	2,635,000
Progressive - EBITDA	310,000	325,000

Aaron's Business - Total Revenues	1,575,000	1,625,000
Aaron's Business - EBITDA	125,000	135,000
Aaron's Business - Annual Same-Store Revenues	-4.0%	-2.0%

Vive - Total Revenues	35,000	40,000
Vive - EBITDA	(5,000)	(2,000)
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, February 20, 2020, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Investor Relations section of the Company’s website, aarons.com. The webcast will be archived for playback at that same site.

About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 22,000 retail and e-commerce partner locations in 46 states and the District of Columbia. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,500 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial ("Vive", formerly Dent-A-Med, Inc.), provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "will," "outlook," "believe," "expect," "continue," "guidance," "expectations," and "trends" and similar terminology. These risks and uncertainties include factors such as the effects on our business and reputation resulting from our announcement of Progressive’s proposed agreement in principle with the Staff of the FTC, including the risk of losing existing retail partners or being unable to establish new partnerships with additional retailers, and of any follow-on regulatory and/or civil litigation arising therefrom; other types of legal and regulatory proceedings and investigations, including those related to customer privacy, third party and employee fraud; information security, customer demand, the risks associated with our business transformation strategy for our Aaron’s Business not being successful, including our e-commerce and real estate repositioning and optimization initiatives (including the risk that the costs associated with these initiatives exceeds our expectations); risks associated with the challenges faced by our Aaron’s Business, including the commoditization of consumer electronics and the high fixed-cost operating model of the Aaron’s Business; risks related to M&A activities, including the risk that the financial performance from such activities, such as our acquisitions of Aaron’s Business franchisees, may not meet our expectations; increases in lease merchandise write-offs for our Aaron’s Business; increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments associated with Progressive Leasing’s growth; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Statements in this press release that are “forward-looking” include without limitation statements about the proposed agreement and principle we have reached with the staff of the FTC and our 2020 Outlook. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Lease Revenues and Fees	$939,993	$909,542	$3,698,491	$3,506,418
Retail Sales	7,913	8,543	38,474	31,271
Non-Retail Sales	38,760	56,003	140,950	207,262
Franchise Royalties and Fees	7,533	9,675	33,432	44,815
Interest and Fees on Loans Receivable	9,103	9,060	35,046	37,318
Other	302	361	1,263	1,839
Total	1,003,604	993,184	3,947,656	3,828,923

Costs and Expenses:
Depreciation of Lease Merchandise	507,471	437,889	1,972,358	1,727,904
Retail Cost of Sales	3,999	5,124	24,024	19,819
Non-Retail Cost of Sales	30,172	43,878	113,229	174,180
Operating Expenses	370,793	419,252	1,524,849	1,618,423
Restructuring Expenses, Net	2,455	544	39,990	1,105
Legal and Regulatory Expense	179,261	—	179,261	—
Other Operating Income, Net	(7,217)	(1,830)	(11,929)	(2,116)
Total	1,086,934	904,857	3,841,782	3,539,315

Operating (Loss) Profit	(83,330)	88,327	105,874	289,608
Interest Income	385	80	1,790	454
Interest Expense	(3,720)	(4,572)	(16,967)	(16,440)
Impairment of Investment	—	—	—	(20,098)
Other Non-Operating Income (Expense), Net	661	(1,778)	2,091	(1,320)
(Losses) Earnings Before Income Tax Expense	(86,004)	82,057	92,788	252,204

Income Tax Expense	21,053	20,314	61,316	55,994
Net (Losses) Earnings	$(107,057)	$61,743	$31,472	$196,210

(Losses) Earnings Per Share	$(1.60)	$0.91	$0.47	$2.84
(Losses) Earnings Per Share Assuming Dilution	$(1.60)	$0.89	$0.46	$2.78

Weighted Average Shares Outstanding	66,908	67,959	67,322	69,128
Weighted Average Shares Outstanding Assuming Dilution	66,908	69,408	68,631	70,597

Aaron’s, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2019	December 31, 2018
ASSETS:
Cash and Cash Equivalents	$57,755	$15,278
Accounts Receivable (net of allowances of $76,293 in 2019 and $62,704 in 2018)	104,159	98,159
Lease Merchandise (net of accumulated depreciation and allowances of $896,056 in 2019 and $816,928 in 2018)	1,433,417	1,318,470
Loans Receivable (net of allowances and unamortized fees of $21,134 in 2019 and $19,941 in 2018)	75,253	76,153
Property, Plant and Equipment, Net	237,666	229,492
Operating Lease Right-of-Use Assets	329,211	—
Goodwill	736,582	733,170
Other Intangibles, Net	190,796	228,600
Income Tax Receivable	18,690	29,148
Prepaid Expenses and Other Assets	114,271	98,222
Total Assets	$3,297,800	$2,826,692
LIABILITIES & SHAREHOLDERS’ EQUITY:
Accounts Payable and Accrued Expenses	$272,816	$293,153
Accrued Regulatory Expense	175,000	—
Deferred Income Taxes Payable	310,395	267,500
Customer Deposits and Advance Payments	91,914	80,579
Operating Lease Liabilities	369,386	—
Debt	341,030	424,752
Total Liabilities	1,560,541	1,065,984
SHAREHOLDERS' EQUITY:
Common Stock, Par Value $0.50 Per Share: Authorized: 225,000,000 Shares at December 31, 2019 and 2018; Shares Issued: 90,752,123 at December 31, 2019 and 2018	45,376	45,376
Additional Paid-in Capital	290,229	278,922
Retained Earnings	2,029,613	2,005,344
Accumulated Other Comprehensive Loss	(19)	(1,087)
Less: Treasury Shares at Cost
Common Stock: 24,034,053 Shares at December 31, 2019 and 23,567,979 at December 31, 2018	(627,940)	(567,847)
Total Shareholders’ Equity	1,737,259	1,760,708
Total Liabilities and Shareholders' Equity	$3,297,800	$2,826,692

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(Unaudited)	Twelve Months Ended December 31,
(In Thousands)	2019	2018
OPERATING ACTIVITIES:
Net Earnings	$31,472	$196,210
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	1,972,358	1,727,904
Other Depreciation and Amortization	105,061	94,150
Accounts Receivable Provision	322,963	268,088
Provision for Credit Losses on Loans Receivable	21,667	21,063
Stock-Based Compensation	26,548	28,182
Deferred Income Taxes	49,967	48,359
Impairment of Assets	30,344	20,098
Non-Cash Lease Expense	114,934	—
Other Changes, Net	(9,886)	(2,198)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(2,484,755)	(2,234,646)
Book Value of Lease Merchandise Sold or Disposed	401,960	398,748
Accounts Receivable	(331,636)	(270,888)
Prepaid Expenses and Other Assets	(25,860)	5,903
Income Tax Receivable	10,458	70,875
Operating Lease Right-of-Use Assets and Liabilities	(124,384)	—
Accounts Payable and Accrued Expenses	20,183	(20,367)
Accrued Regulatory Expense	175,000	—
Customer Deposits and Advance Payments	10,791	5,017
Cash Provided by Operating Activities	317,185	356,498
INVESTING ACTIVITIES:
Investments in Loans Receivable	(70,313)	(64,914)
Proceeds from Loans Receivable	53,170	57,328
Proceeds from Investments	1,212	3,066
Outflows on Purchases of Property, Plant & Equipment	(92,963)	(78,845)
Proceeds from Property, Plant, and Equipment	14,090	9,191
Outflows on Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(14,285)	(189,901)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	2,813	942
Cash Used in Investing Activities	(106,276)	(263,133)
FINANCING ACTIVITIES:
(Repayments) Borrowings on Revolving Facility, Net	(16,000)	16,000
Proceeds from Debt	—	137,500
Repayments on Debt	(68,531)	(97,583)
Acquisition of Treasury Stock	(69,255)	(168,735)
Dividends Paid	(9,437)	(6,243)
Issuance of Stock Under Stock Option Plans	7,749	7,975
Shares Withheld for Tax Payments	(13,038)	(17,347)
Debt Issuance Costs	(40)	(535)
Cash Used in Financing Activities	(168,552)	(128,968)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	120	(156)
Increase (Decrease) in Cash and Cash Equivalents	42,477	(35,759)
Cash and Cash Equivalents at Beginning of Year	15,278	51,037
Cash and Cash Equivalents at End of Year	$57,755	$15,278

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31, 2019
	Progressive Leasing[1]	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$559,549	$380,444	$—	$939,993
Retail Sales	—	7,913	—	7,913
Non-Retail Sales	—	38,760	—	38,760
Franchise Royalties and Fees	—	7,533	—	7,533
Interest and Fees on Loans Receivable	—	—	9,103	9,103
Other	—	302	—	302
Total Revenues	$559,549	$434,952	$9,103	$1,003,604
1 For the three months ended December 31, 2019, Progressive Leasing incurred bad debt expense of $81,037 which was recorded as a reduction to Lease Revenues and Fees as a result of the Company's adoption of ASC 842, Leases.

	(Unaudited)
	Three Months Ended
	December 31, 2018
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$524,391	$385,151	$—	$909,542
Retail Sales	—	8,543	—	8,543
Non-Retail Sales	—	56,003	—	56,003
Franchise Royalties and Fees	—	9,675	—	9,675
Interest and Fees on Loans Receivable	—	—	9,060	9,060
Other	—	361	—	361
Total Revenues	$524,391	$459,733	$9,060	$993,184
Progressive Bad Debt Expense	67,040	—	—	67,040
Total Revenues, net of Progressive Bad Debt Expense[1]	$457,351	$459,733	$9,060	$926,144
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Aaron’s, Inc. and Subsidiaries
Twelve Months Revenues by Segment
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2019
	Progressive Leasing[1]	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$2,128,133	$1,570,358	$—	$3,698,491
Retail Sales	—	38,474	—	38,474
Non-Retail Sales	—	140,950	—	140,950
Franchise Royalties and Fees	—	33,432	—	33,432
Interest and Fees on Loans Receivable	—	—	35,046	35,046
Other	—	1,263	—	1,263
Total Revenues	$2,128,133	$1,784,477	$35,046	$3,947,656
1 For the twelve months ended December 31, 2019, Progressive Leasing incurred bad debt expense of $274,905 which was recorded as a reduction to Lease Revenues and Fees as a result of the Company's adoption of ASC 842, Leases.

	(Unaudited)
	Twelve Months Ended
	December 31, 2018
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Lease Revenues and Fees	$1,998,981	$1,507,437	$—	$3,506,418
Retail Sales	—	31,271	—	31,271
Non-Retail Sales	—	207,262	—	207,262
Franchise Royalties and Fees	—	44,815	—	44,815
Interest and Fees on Loans Receivable	—	—	37,318	37,318
Other	—	1,839	—	1,839
Total Revenues	$1,998,981	$1,792,624	$37,318	$3,828,923
Progressive Bad Debt Expense	227,813	—	—	227,813
Total Revenues, net of Progressive Bad Debt Expense[1]	$1,771,168	$1,792,624	$37,318	$3,601,110
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2019 exclude Progressive Leasing-related intangible amortization expense, amortization expense resulting from franchisee acquisitions, restructuring charges, the regulatory charge related to Progressive Leasing's tentative settlement of the FTC matter, legal expenses incurred related to the FTC matter and acquisition transaction and transition costs. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2018 exclude Progressive Leasing-related intangible amortization expense, amortization expense resulting from franchisee acquisitions, acquisition transaction and transition costs related to franchisee acquisitions, restructuring charges, gain on the sale of a building, tax expense as an indirect result of the Tax Act and charges related to the full impairment of the Company's PerfectHome Investment and the related expenses incurred. The amounts for these after-tax non-GAAP adjustments can be found in the Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly and Twelve Months Segment EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and Adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
This press release also discloses non-GAAP revenues for periods prior to January 1, 2019 as if the lessor accounting impacts of ASC 842 were in effect during the twelve months ended months ended December 31, 2018. “Total Revenues, net of Progressive Bad Debt Expense” and the related percentages for the comparable prior year periods are a supplemental measure of our performance that are not calculated in accordance with GAAP in place during 2018. These non-GAAP measures assume that Progressive bad debt expense is recorded as a reduction to lease revenues and fees instead of within operating expenses in 2018. Please see Note 1 to the consolidated financial statements and the "Results of Operations" section of our Form 10-K for the year ended December 31, 2019 for a more comprehensive disclosure of bad debt expense and the impact of the adoption of ASC 842 related to accounting for leases for the prospective periods beginning with the first quarter of 2019.
Management believes these non-GAAP measures for 2018 provide relevant and useful information for users of our financial statements, as they provide comparability with the financial results we are reporting beginning in 2019 when ASC 842 became effective and we began reporting Progressive's bad debt expense as a reduction to lease revenues and fees. We believe these non-GAAP measures provide management and investors the ability to better understand the results from the primary operations of our business in 2019 compared with 2018 by classifying Progressive's bad debt expense consistently between the periods.
The Company also discusses a non-GAAP measure for the Aaron’s Business Recurring Revenue Written into the portfolio. Recurring Revenue Written is the expected recurring monthly lease payments from lease agreements originated in a given period. Recurring Revenue Written is not lease revenue as it does not adjust for certain items such as uncollectible payments, charge offs, and/or lease non-renewals.

Finally, this press release presents pre-tax, pre-provision loss for Vive, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period. Management uses this measure as one of its bases for strategic planning and forecasting for Vive. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA, Total revenues net of Progressive's bad debt expense and the related percentages for the comparable prior year period, and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (Losses) Earnings	$(107,057)	$61,743	$31,472	$196,210
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,139	4,194	16,718	16,824
Add Franchisee-Related Intangible Amortization Expense(3)(4)	1,459	2,607	9,239	6,778
Add Restructuring Expense, net (5)(6)	1,874	421	30,833	857
Add Acquisition Transaction and Transition Costs(7)(8)	76	653	567	1,156
Add FTC Legal Expenses(9)	3,253	—	3,285	—
Add FTC Tentative Settlement	175,000	—	175,000	—
Less Impairment of Investment and Related Expenses(10)	—	—	—	16,779
Less Tax Act Adjustments	—	1,744	—	(529)
Less Gain on Sale of Building(11)	—	(600)	—	(601)
Non-GAAP Net Earnings	$78,744	$70,762	$267,114	$237,474

(Losses) Earnings Per Share Assuming Dilution	$(1.60)	$0.89	$0.46	$2.78
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06	0.24	0.24
Add Franchisee-Related Intangible Amortization Expense(3)(4)	0.02	0.04	0.13	0.10
Add Restructuring Expense, net(5)(6)	0.03	0.01	0.45	0.01
Add Acquisition Transaction and Transition Costs(7)(8)	—	0.01	0.01	0.02
Add FTC Legal Expenses(9)	0.05	—	0.05	—
Add FTC Tentative Settlement	2.56	—	2.55	—
Less Impairment of Investment and Related Expenses(10)	—	—	—	0.24
Less Tax Act Adjustments	—	0.03	—	(0.01)
Less Gain on Sale of Building(11)	—	(0.01)	—	(0.01)
Non-GAAP Earnings Per Share Assuming Dilution(12)	$1.15	$1.02	$3.89	$3.36

Weighted Average Shares Outstanding Assuming Dilution	68,308	69,408	68,631	70,597

(1)	Net of taxes of $1,282 and $4,965 for the three and twelve months ended December 31, 2019 calculated using the estimated tax rates of 23.66% and 22.90% for the respective periods.

(2)	Net of taxes of $1,227 and $4,859 for the three and twelve months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(3)	Net of taxes of $452 and $2,744 for the three and twelve months ended December 31, 2019 calculated using the estimated tax rates of 23.66% and 22.90% for the respective periods.

(4)	Net of taxes of $763 and $1,958 for the three and twelve months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(5)	Net of taxes of $581 and $9,157 for the three and twelve months ended December 31, 2019 calculated using the estimated tax rates of 23.66% and 22.90% for the respective periods.

(6)	Net of taxes of $123 and $248 for the three and twelve months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(7)	Net of taxes of $24 and $168 for the three and twelve months ended December 31, 2019 calculated using the estimated tax rates of 23.66% and 22.90% for the respective periods.

(8)	Net of taxes of $191 and $334 for the three and twelve months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(9)	Net of taxes of $1,008 and $976 for the three and twelve months ended December 31, 2019 calculated using the estimated tax rates of 23.66% and 22.90% for the respective periods.

(10)	Net of taxes of $4,846 for the twelve months ended December 31, 2018 calculated using the estimated tax rate of 22.41% for the period.

(11)	Net of taxes of $175 and $174 for the three and twelve months ended December 31, 2018 calculated using the estimated tax rates of 22.63% and 22.41% for the respective periods.

(12)	In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

Vive Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Loss Before Income Taxes	$(2,521)	$(831)	$(9,654)	$(7,494)
Adjustment to Increase (Decrease) Allowance for Loan Losses During Period	857	(168)	1,941	1,516
Pre-tax, Pre-provision Loss	$(1,664)	$(999)	$(7,713)	$(5,978)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	December 31, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Loss				$(107,057)
Income Taxes[1]				21,053
(Loss) Earnings Before Income Taxes	$(111,556)	$28,073	$(2,521)	(86,004)
Interest Expense	1,698	1,095	927	3,720
Depreciation	2,288	15,385	209	17,882
Amortization	5,421	2,194	145	7,760
EBITDA	$(102,149)	$46,747	$(1,240)	$(56,642)
Restructuring Expenses	—	2,455	—	2,455
Acquisition Transaction and Transition Costs	—	100	—	100
Legal and Regulatory Expenses	179,261	—	—	179,261
Adjusted EBITDA	$77,112	$49,302	$(1,240)	$125,174

	(Unaudited)
	Three Months Ended
	December 31, 2018
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$61,743
Income Taxes[1]				20,314
Earnings (Loss) Before Income Taxes	$54,622	$28,266	$(831)	82,057
Interest Expense	3,745	49	778	4,572
Depreciation	1,758	14,230	192	16,180
Amortization	5,421	3,674	145	9,240
EBITDA	$65,546	$46,219	$284	$112,049
Restructuring Expenses	—	544	—	544
Acquisition Transaction and Transition Costs	—	844	—	844
Gain on Sale of Building	—	—	(775)	(775)
Adjusted EBITDA	$65,546	$47,607	$(491)	$112,662

(1)	Taxes are calculated on a consolidated basis and are not identifiable by Company segments.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Twelve Months Segment EBITDA
(In thousands)

	(Unaudited)
	Twelve Months Ended
	December 31, 2019
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$31,472
Income Taxes[1]				61,316
Earnings (Loss) Before Income Taxes	$55,711	$46,731	$(9,654)	92,788
Interest Expense	8,572	4,868	3,527	16,967
Depreciation	8,284	60,415	805	69,504
Amortization	21,683	13,294	580	35,557
EBITDA	$94,250	$125,308	$(4,742)	$214,816
Restructuring Expenses	—	39,990	—	39,990
Acquisition Transaction and Transition Costs	—	735	—	735
Legal and Regulatory Expenses	179,261	—	—	179,261
Adjusted EBITDA	$273,511	$166,033	$(4,742)	$434,802

	(Unaudited)
	Twelve Months Ended
	December 31, 2018
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Net Earnings				$196,210
Income Taxes[1]				55,994
Earnings (Loss) Before Income Taxes	$175,015	$84,683	$(7,494)	252,204
Interest Expense	16,288	(2,944)	3,096	16,440
Depreciation	6,291	54,022	852	61,165
Amortization	21,683	10,722	580	32,985
EBITDA	$219,277	$146,483	$(2,966)	$362,794
Restructuring Expenses (Reversals), Net	—	1,115	(10)	1,105
Impairment of Investment and Related Expenses	—	21,625	—	21,625
Acquisition Transaction and Transition Costs	—	1,490	—	1,490
Gain on Sale of Building	—	—	(775)	(775)
Adjusted EBITDA	$219,277	$170,713	$(3,751)	$386,239

(1)	Taxes are calculated on a consolidated basis and are not identifiable by Company segments.

Reconciliation of 2020 Outlook for EBITDA
(In thousands)

	Fiscal Year 2020 Ranges
	Progressive Leasing	Aaron’s Business	Vive	Consolidated Total
Estimated Net Earnings				$233,500 - $255,000
Taxes[1]				74,000 - 80,500
Projected Earnings Before Taxes	$260,500 - $275,500	$58,000 - $68,000	$(11,000) - $(8,000)	307,500 - 335,500
Interest Expense	17,000	(6,000)	4,000	15,000
Depreciation	10,500	68,000	1,000	79,500
Amortization	22,000	5,000	1,000	28,000
Projected EBITDA	310,000 - 325,000	125,000 - 135,000	(5,000) - (2,000)	430,000- 458,000

(1)	Taxes are calculated on a consolidated basis and are not identifiable by Company segments.

Reconciliation of 2020 Outlook for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2020 Range
	Low	High
Projected Earnings Per Share Assuming Dilution	$3.50	$3.70
Add Projected Intangible Amortization Expense[1]	0.30	0.30
Projected Non-GAAP Earnings Per Share Assuming Dilution	$3.80	$4.00

(1)	Includes projected amortization expense related to the acquisition of Progressive Leasing and the franchisee acquisitions.